ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is dated as of February 9, 2001, by and among Nova Natural Resources Corporation, a Colorado corporation (the "Company"), those shareholders of the Company identified on Exhibit A to this Agreement (each a "Nova Shareholder," and, collectively, the "Nova Shareholders"), and Torita Donghao, LLC, a Delaware limited liability company ("Torita").

                              RECITALS:

     A. Torita manufactures, markets, and sells electronic equipment including computer hardware, televisions, digital video devices and related equipment.

     B. The Company has a series of common stock, par value of $.10 per share (the "Company Common Stock"), registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports required by the Exchange Act.

     C. The Company has conducted certain oil, gas, and mineral operations, but has sold most of its assets and terminated most of its operations.

     D. Upon the covenants and conditions set forth in this Agreement, the Company desires to purchase from Torita, and Torita desires to sell to the Company, substantially all of the assets and rights of Torita as a going concern (the "Asset Purchase"). In the course of the Asset Purchase, the parties also desire that the Company finalize the liquidation of all of its assets and payment of all of its liabilities. Upon completion of the Asset Purchase, the parties contemplate that Torita will own 91.5% of the issued and outstanding common stock of the Company.

     E. The parties desire that the transactions contemplated by this Agreement qualify as a non-taxable transaction pursuant to the provisions of Section 368 of the Internal Revenue Code.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and the Recitals, which are incorporated in and constitute a portion of the consideration for this Agreement, the parties agree:

     1. Purchase and Sale of Assets. Subject to and upon the terms, conditions, and limitations set forth in this Agreement, as of the Closing Date (as hereinafter defined), Torita shall sell, transfer, convey, assign, and deliver to the Company, and the Company shall purchase from Torita all of the assets and rights relating to the operation of Torita's business (the "Torita Assets") of the following type or description:

          1.1  Property.  All tangible personal and real property.

          1.2 Inventory.  All inventory of Torita.

          1.3 Intellectual Property. To the extent permitted by applicable license agreements, Torita's rights in and to all computer programs and systems used in Torita's business, including data bases and their contents, operating specifications, magnetic tapes, disks, records, files, and documentations, and sets of statements or instructions, which may be used directly or indirectly in or with a computer in order to bring about a certain result (in the aggregate, the "Torita Software").

          1.4 Leases. All lease agreements to which Torita is a party and any or all leasehold improvements with respect to such leased property.

          1.5 Contracts and Agreements. To the fullest extent assignable, all contracts and agreements incidental to the operation of Torita's business, including, but not limited to, contracts with suppliers, customers, maintenance and service entities; broker, distributor, dealer, sales agency, and research and development agreements; sales promotion, advertising, market research, marketing, and consulting agreements; partnership and joint venture agreements; licensing agreements; and all other agreements, whether or not made in the ordinary course of business that are material to the business, assets, results of operations, condition or prospects of Torita.

          1.6 Other Agreements. All covenants not to compete with Torita and agreements not to disclose confidential information executed in Torita's favor by any Person, whether now in force or to which such Persons may become subject in the future.

          1.7 Rights in Name. All of Torita's ownership, possession, and rights in and to any name under which Torita now or has undertaken business.

          1.8 Goodwill. The goodwill of the business and right to use all manner of communications used in connection with Torita's business.

          1.9 Other Intellectual Property. Torita's ownership of or rights under those copyrights, licenses, tradenames, trademarks, name registrations, patents, or other tangible assets, including pending applications for any such asset.

          1.10 Insurance Policies. To the fullest extent assignable, Torita's insurance policies covering the Torita
     Assets and Torita's business.

          1.11 Customers. Torita's ownership, possession, and rights in and to Torita's customer list.

          1.12 Books and Records. All books, records, books of account, ledgers, and other documents and information relating to Torita's business, including, without limitation, accounting books and records, sales, literature, customer orders, product data, correspondence, commission records, catalogs, and product information of every kind.

          1.13 Actions Regarding the Torita Assets. All choses in action and causes of action, claims, and rights of recovery or setoff of every kind or nature arising out of or attributable to any of the Torita Assets on or prior to the Closing Date, irrespective of the date on which any such cause of action, claim, or right may arise or accrue.

          1.14 Other Assets or Rights. Any other tangible or intangible property used in connection with Torita's business.

     2. Excluded Assets. The Torita assets shall not include, and Torita is not selling, nor the Company purchasing any of the assets set forth on Schedule 2 to this Agreement (the "Excluded Assets"). In addition, Torita is not selling and the Company is not purchasing any chose in action or cause of action, claim, or right of recovery or setoff arising out of or attributable to any of the Excluded Assets on or prior to the Closing Date.

     3.      Assumed Liabilities.  As explicitly set forth in
Schedule 3, the Company shall assume all liabilities reflected in the Financial Statements of Torita described in Section 5.5.

     4. Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Torita Assets to the Company, and in reliance upon the covenants, representations, and warranties contained in this Agreement, the Company shall issue to Torita that number of shares of the Company Common Stock such that, subsequent to such issuance, Torita will own 91.5% of all of the issued and outstanding Company Common Stock. For purposes of calculating such percentage, all options, warrants, convertible securities and other documents entitling the holder to purchase or obtain shares of the Company Common Stock shall be deemed to have been exercised as of the Closing Date and included as issued and outstanding Company Common Stock. When issued, all shares of the Company Common Stock issued to Torita shall be fully paid and non-assessable.

     5. Representations and Warranties of Torita. Torita hereby represents and warrants to the Company and the Nova Shareholders that all the statements contained in this Section 5 are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date. Between the date of this Agreement and the Closing Date, Torita shall prepare and deliver to the Company a disclosure schedule (the "Torita Disclosure Schedule") setting forth the information required or anticipated by all subsections of this Section 5 and any exceptions to the representations and warranties contained in this Section 5. The Torita Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5. For purposes of this Section 5, "Torita" shall be deemed to include all predecessor entities which owned the Torita Assets or operated the business being acquired by the Company pursuant to this Agreement.

          5.1  Organization, Qualification and Corporate Power.

               (a) Torita is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Torita has full power and authority to carry on the businesses in which it is engaged and to own and use the Torita Assets. Except as set forth in Section 5.1 to the Torita Disclosure Schedule, Torita has no Subsidiaries. Each Subsidiary set forth therein (the Torita Subsidiary") is a corporation, limited liability company or limited partnership, duly organized, validly existing and in good standing under the state or political subdivision of its formation.
          Each Torita Subsidiary has full corporate, limited liability or partnership, as the case may be, power and authority to carry on the business in which it is engaged and to own and use the property owned and used by it.

               (b)     Torita and each Torita Subsidiary is
          qualified to conduct business and is in good standing under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified will not have a material adverse effect on the business, properties or operations of Torita or such Torita Subsidiary. As of the Closing Date, Section 5.1(b) of the Torita Disclosure Schedule contains a complete and accurate list of each jurisdiction in which Torita and each Torita Subsidiary is authorized to do business, each jurisdiction in which it has filed tax returns, and each jurisdiction in which it has employees or in which inventory is located.

          5.2 Authorization of Transaction. Torita has full corporate power and authority to execute and deliver and perform its obligations under this Agreement. Without limiting the generality of the foregoing, the Managers of Torita and the Members of Torita (as of the Closing Date, but not as of the date of this Agreement), have duly authorized the execution, delivery, and performance of this Agreement and all other related documents (the "Transaction Documents") to which Torita is a party. This Agreement constitutes the valid and legally binding obligation of Torita, enforceable against Torita in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement and other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

          5.3 Noncontravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby will (i) violate any statute, regulation or rule applicable to Torita, (ii) violate any judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Torita is subject or any provision of the Articles of Organization or Operating Agreement of Torita, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument representing indebtedness, security interest, or other arrangement to which Torita is a party or by which it is bound or to which any of the Torita Assets is subject, except where such conflict, breach or default would not have a material adverse effect on the financial condition or operations of Torita and its Subsidiaries taken as a whole or on the ability of the parties to consummate the transactions contemplated by this Agreement. Other than in connection with or in compliance with the provisions of Delaware law, federal and state securities laws, Torita is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement, or the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly, with or without the notice or lapse of time: (i) give any governmental authority the right to revoke, withdraw, suspend, cancel, or modify any governmental authorization that is held by Torita or that otherwise relates to the business or any of the Torita Assets, (ii) cause Torita to become subject to or to become liable for the payment of any tax, (iii) cause any of the Torita Assets to be reassessed or revalued by any taxing authority or other governmental authority, or (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the Torita Assets.

          5.4 Capitalization. Outstanding Torita Common. The outstanding membership interests of Torita are set forth in
     Section 5.4 to the Torita Disclosure Schedule. All issued and outstanding membership interests in Torita have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the members of Torita.

          5.5 Financial Statements. Attached to this Agreement as Schedule 5.5 are the following financial statements of Torita (collectively the "Financial Statements"): audited combined financial statements of Donghao Computer Enterprises Co. Ltd. And Torita Corporation Ltd. - Video Division, containing consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flows as of and for the fiscal years ended December 31, 1999 and 1998. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the financial condition and results of operations as of the times and for the periods referred to therein. On or before February 15, 2001, Torita shall deliver to the Company unaudited consolidated balance sheets of Torita for the 9 months period ended September 30, 2000 and the related statements of income, changes in shareholders' equity and cash flow for such 9 month period (the "Unaudited Financial Statements"). The Unaudited Financial Statements will fairly present the financial condition and results of operations, changes in shareholders' equity and the cash flow of Torita as of September 30, 2000, all in accordance with GAAP and reflect the consistent application of such accounting principles throughout the period involved, except for normal recurring year end adjustments which are not, and are not expected to be, material in amount and the addition of required footnotes thereto.

          5.6 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2000 (the "Most Recent Fiscal Year End"), there has not been any material adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Torita. Without limiting the generality of the foregoing, except as set forth in Section 5.6 of the Torita Disclosure Schedule or as effected by this Agreement and the other Transaction Documents, since the Most Recent Fiscal Year End:

               (a) Torita has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

               (b) no party (including, without limitation, Torita) has accelerated, terminated, modified, or cancelled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $50,000 to which Torita is a party or by which it is bound;

               (c) Torita has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

               (d)     Torita has not experienced any material
          damage, destruction, or loss (whether or not covered by insurance) to its property (other than ordinary wear and tear not caused by neglect);

               (e) Torita has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees or shareholders outside the Ordinary Course of Business giving rise to any claim or right on its part against the person or on the part of the person against it;

               (f)     Torita has not entered into any other
          material transaction outside the Ordinary Course of Business;

               (g) Torita has not amended or modified in any respect (beyond any amendments and modifications reflected in true and complete copies of such plans
          delivered to Torita) any profit   sharing, bonus,
          incentive compensation, severance, employee benefit or multiemployer plans;

               (h)     Torita has not granted any increase in
          excess o $25,000 in the salary of any officer or employee of Torita or paid any bonus in excess of $25,000 to any such officer or employee; and

               (i) Torita has not committed to do any of the foregoing.

          5.7 Undisclosed Liabilities. Torita does not have any Liability (and to the Knowledge of Torita there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Torita giving rise to any Liability), which could have a material adverse effect on the financial condition or operations of Torita, taken as a whole, except for (i) Liabilities set forth on the face of the Most Recent Fiscal Year End Financial Statements (rather than in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Year End Financial Statements in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand) and
     (iii) Liabilities otherwise expressly disclosed in or contemplated by this Agreement or Section 5.7 of the Torita Disclosure Schedule.

          5.8 Conduct of Business; Records and Books of Account. Torita has conducted its business in the ordinary course, consistent with past practice, since December 31, 2000. The records and books of account of Torita, as provided to the Company, will be in conformity with GAAP, subject only to normal year-end adjustments.

          5.9     Tax Matters.

               (a) Torita has made available to the Company state, federal, local and foreign tax returns (including informational returns and K-1's and similar reports) for the years ended December 31, 1999 and 1998 (the "Recent Torita Tax Returns"). The Recent Torita Tax Returns fairly and accurately present the financial conditions and results of operations of Torita and its consolidated Subsidiaries as of the respective dates thereof and periods therein referred to. Except as set forth in
          Section 5.9 of the Torita Disclosure Schedule, Torita has timely filed (or received an appropriate extension of time to file) all Tax Returns required to be filed by it. All such Tax Returns were, are, and will be true, correct and complete. Torita has never filed, or been required to file, any Tax Returns as a member of an Affiliated Group, nor does it have any liability for Taxes of any Person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, foreign, or other law) as a transferee or successor by contract or otherwise. No Tax Return described above contains or will contain a disclosure statement under Code Section6662(d)(2)(B)(ii)(I) or any similar provision of state, local, foreign, or other law. Torita is not a party to, nor has any obligation under, any tax sharing agreement, arrangement, or practice, written or oral, express or implied. Torita has not received notice of any claim made by an authority in a jurisdiction where Torita does not file Tax Returns that Torita is or may be subject to taxation by that jurisdiction.

               (b) With respect to Taxes owed by Torita and Torita's Tax Returns:

                    (i)     All Tax deficiencies asserted or
               assessed against Torita have been paid or finally settled;

                    (ii)     Torita is not required to make
               payments of estimated Taxes required to be made under Code Section 6655 and any comparable provisions of state, local, foreign or other law;

                    (iii) All amounts that are required to be collected or withheld by Torita in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party have been duly collected or withheld by Torita and have been duly remitted or deposited in accordance with law;

                    (iv)     There is no outstanding request by
               Torita for any extension of time within which to pay any Taxes or file any Tax Returns;

                    (v)     There has been no waiver or extension
               for or on behalf of Torita of any applicable statute of limitations for the assessment or collection of any Taxes;

                    (vi)     There is no pending or threatened
               action, audit, proceeding, or investigation for the assessment or collection of any Taxes of Torita;

                    (vii)     No taxing authority has raised any
               issue with respect to the liability of Torita for any Tax that, by application of similar principles, might result in the issuance of a notice of deficiency or similar notice of intention to assess Taxes by any other taxing authority;

                    (viii) Torita has not taken any action that would have the effect of deferring any liability for Taxes for Torita from any taxable period ending on or before the Effective Time to any subsequent taxable period;

                    (ix)     None of the income recognized for
               federal, state, local, foreign, or other income tax purposes by Torita during the taxable year during which the Effective Time occurs will be derived other than in the Ordinary Course of Business; or will arise from transactions of a type not reflected in the relevant Tax Returns for the taxable period immediately preceding the taxable period in which the Effective Time occurs;

                    (x)     No consent has been filed under Code
               Section 341(f) with respect to Torita;

                    (xi) Torita is not required to include in income any adjustment pursuant to Code Section 481(a) (or any similar provision of law or regulations) by reason of a change in accounting method nor is the Internal Revenue Service ("IRS") or any other taxing authority considering any such change in accounting method;

                    (xii)     Torita has not disposed of any
               property which has been accounted for Tax purposes under the installment method pursuant to Code
               Section 453;

                    (xiii)     Torita is an entity that is
               characterized as a partnership for federal income tax purposes;

                    (xiv)     There are no requests for rulings,
               subpoenas, or requests for information pending with respect to any taxing authority of, against, or concerning Torita;

                    (xv)     Any adjustment of Taxes made by the
               Internal Revenue Service in any examination of Torita, which is required to be reported to state, local, foreign, or other taxing authorities has been so reported, and any additional Taxes due with respect, thereto have been paid;

                    (xvi) Section 5.10(b)(xvii) of the Torita Disclosure Schedule lists all of the jurisdictions in which Torita has earned income, filed 2000, 1999, and 1998 calendar years. Such jurisdictions were the only jurisdictions in which Torita earned income.

          5.10     Real and Personal Property and Related Matters.

               (a) Torita owns and has good and marketable fee simple title to, or, to the extent disclosed in Schedule 5.10, a valid leasehold interest in or license to use the Torita Assets, including (i) all of the real property reflected in the Most Recent Fiscal Year End Financial Statements or acquired thereafter or used in its operations (ii) all of the inventory and equipment currently utilized in its operations, (iii) all other properties and assets (personal and mixed, tangible and intangible), reflected in the Most Recent Fiscal Year End Financial Statements or acquired thereafter or utilized in its operations, (iv) all properties or assets which are subject to operating leases as defined in Financial Accounting Standards Board Statement No. 13 and are not reflected in the Most Recent Fiscal Year End Financial Statements, and (v) all other properties, concessions and assets owned, leased, used or licensed by Torita, except in each of the foregoing clauses for any of such properties or assets sold or otherwise disposed of in the Ordinary Course of Business or with respect to which the lease has expired or has been terminated, since the date of the Most Recent Fiscal Year End Financial Statements
          (i) through (v).

               (b) All of the land, buildings, structures and other improvements presently used in connection with the operation of Torita's business are included in the Torita Assets.

               (c) Except as set forth on Section 5.10 of the Torita Disclosure Schedule, Torita does not own or hold, is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any real property or interest in real property, including, without limitation, the Torita Assets or any portion thereof or interest therein.

               (d) To the Knowledge of Torita, the continued use, occupancy and operation of the Torita Assets as currently used, occupied and operated will comply in all material respects with all applicable Legal Requirements. No claim has been made by an Governmental Body having jurisdiction over the Properties with respect to the Law or application thereof to the Torita Assets, or the use, occupancy or operation thereof, which claim, if decided adversely, would have a material adverse effect.

               (e) Torita has not received any written notice of (nor does Torita have any Knowledge of) any pending, threatened or contemplated condemnation, zoning or administrative proceeding affecting the Torita Assets or any material part thereof or of any sale or other disposition of the Torita Assets or any material portion thereof in lieu of condemnation.

               (f) Except as disclosed through recorded or otherwise publicly available documents, there is no pending or, to the Knowledge of Torita, contemplated assessment of or charge against any parcel of real property included in the Torita Assets which, when taken together with all similar assessments and charges against the balance of the Torita Assets, would result in any material change in the aggregate amount of Taxes payable in respect of the Torita Assets. All Taxes, the non-payment of which might become a lien on any part of the Torita Assets (or for which Torita is responsible pursuant to any lease) and which are due and payable prior to the Closing Date, have been, or on the Closing Date will be, paid in full.

               (g) Torita has not received written notice of any material encroachment upon any of the parcels of real property comprising the Torita Assets and, to the Knowledge of Torita, there are no other facts or conditions affecting any such parcel that an accurate survey or careful physical inspection thereof would reveal which would, individually or in the aggregate, (i) interfere (except to an extent that would not have a material adverse effect) with the use, occupancy or operation thereof as currently used, occupied and operated, or (ii) reduce (except to an extent that would not have a material adverse effect) the fair market value thereof below the fair market value such parcel would have had but for such encroachment or other fact or condition.

               (h)     All documents, reports, plans,
          specifications, studies, architectural and engineering drawings, contracts, permits, title insurance policies, completion bonds, arrangements, warranties, commitments and other similar items or instruments relating to or affecting the Torita Assets or the use, operation or occupancy thereof have been made available by Torita to the Company, to the extent that such materials are already in the possession or under the control of Torita and relate to the ownership and operation of its business and the Torita Assets, and any such contracts which, individually or in the aggregate, are material are in full force and effect (unless otherwise provided therein). Torita has paid in full or accrued all amounts currently due thereunder and has satisfied in full or provided for all of its liabilities thereunder to the extent required to be satisfied or provided for on the date hereof and on the Closing Date, as the case may be.

               (i) Except as set forth on Schedule 5.10, to the Knowledge of Torita, all components of all buildings, structures and other improvements which are currently being used in the operation of its business, including, but not limited to, the roofs and structural elements thereof and the hearing, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in all material respects in satisfactory operating condition and repair, subject to continued repair and replacement in accordance with past practice.

               (j) No insurer has suspended, revoked, modified, cancelled or refused to issue any policy or casualty or liability insurance to Torita with respect to any of the real property due to conditions existing at such real property.

               (k) No portion of the real property has suffered any material damage or had its operation curtailed in any material respect by fire, flood or other casualty which has not heretofore been repaired and restored to its original condition and paid or provided for, all in accordance with all applicable Law.

               (l) Except as set forth in Section 5.10 of the Torita Disclosure Schedule, Torita has good and marketable title to or a valid leasehold interest in or license to use all of the personal property, tangible or intangible, used by or located upon its premises and included in the Torita Assets whether shown on the Most Recent Fiscal Year End Financial Statements or not or acquired thereafter in the Ordinary Course of Business, free and clear of all Encumbrances, except for Permitted Exceptions and except for property and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Fiscal Year End Financial Statement and except for Encumbrances disclosed on the Most Recent Fiscal Year End Financial Statements (including the notes thereto). Except as described in Section 5.10 of the Torita Disclosure Schedule, to Torita's Knowledge, all of Torita's equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) included on the Torita Assets are in good condition or repair (except for ordinary wear and tear) and are fit for use in the ordinary course of Torita's business as presently conducted and as presently proposed to be conducted.

               (m) Except as set forth on Section 5.10 of the Torita Disclosure Schedule, Torita owns, has a leasehold interest in, has a license to use all of the material assets, properties and rights, whether tangible or intangible, which are necessary for the conduct of Torita's business as presently conducted, and none of the Excluded Assets are material to as necessary for the conduct of such business.

          5.11     Environmental Compliance.

               (a) There have been no Releases by Torita, or to the Knowledge of Torita, by any other Person at any Torita Assets owned or operated by Torita that is reasonably likely to have a material adverse effect on Torita or its operations.

               (b) To the Knowledge of Torita, there has not been any Release at any facility that has received or treated Hazardous Materials generated by Torita or any predecessor-in-interest.

               (c)     The operations of Torita are in full
          compliance with Environmental Laws, except for such violations which are not reasonably likely to have a material adverse effect on Torita or its operations.

               (d) There is no Environmental Claim asserted or threatened to be asserted against Torita or any predecessor-in-interest, or to the Knowledge of Torita, against any facility which received Hazardous Materials generated by Torita or any predecessor-in-interest.

          5.12 Legal Compliance. Torita is not in violation of any applicable permit, license, ordinance or other law, regulation or requirement, federal, foreign, provincial, state or local, relating to the operation of any real property or any of the other assets of Torita (including applicable occupational health and safety laws and regulations) or the conduct of Torita's business, which violations, individually or in the aggregate, could have a material adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Torita taken as a whole.

          5.13     Intellectual Property.

               (a) Torita owns or has the right to use all Intellectual Property necessary for the operation of or used in Torita's businesses as presently conducted. Each item of Intellectual Property owned or used by Torita immediately prior to the Effective Time hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Effective Time. Torita has taken all necessary and desirable action to protect each item of Intellectual Property that Torita owns or uses.

               (b) Torita has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of Torita has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of Torita (and employees with responsibility for Intellectual Property matters), no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Torita.

               (c) Torita has delivered or made available to the Company correct and complete copies of each patent, trademark or copyright registration which has been issued to Torita with respect to any of its Intellectual Property and has made available to the Company correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that Torita owns:

                    (i) Torita possesses all right, title, and interest in and to the item;

                    (ii)     the item is not subject to any
               outstanding judgment, order, decree, stipulation, injunction, or charge; and


                    (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of Torita (and employees with responsibility for Intellectual Property matters) is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

               (d)     With respect to each such item of
          Intellectual Property that is material to the conduct of Torita's business (including any "off-the-shelf" Torita
          Software):

                    (i) the license, sublicense, agreement, or permission covering the item is (and will continue to be on substantially identical terms immediately following the Closing Date) legal, valid, binding, enforceable, and in full force and effect;

                    (ii)     the underlying item of Intellectual
               Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;
               and

                    (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the Knowledge of Torita (and employees with responsibility for Intellectual Property matters), is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

          5.14 Contracts. Except as set forth in Section 5.14 to the Torita Disclosure Schedule, (i) all of the following contracts, agreements and instruments (the "Torita
     Contracts") are valid, binding and enforceable in accordance with their respective terms, except when such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which effect the enforcement of creditors' rights generally, and all shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby; (ii) Torita has performed all obligations which are required to be performed by Torita and it is not in default under or in breach of or in receipt of any claim of default or breach under such Torita Contract, and no event has occurred which, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance by Torita under any Torita Contract; and (iii) Torita has no present expectation or intention of not fully performing on a timely basis all such obligations required to be performed by Torita under any Torita Contract, and Torita has no Knowledge of any breach or cancellation by the other parties to any Torita Contract;

               (a) any written arrangement (or group of related written arrangements) for the lease or license of real or personal property or rights to minerals on or under any real property from or to third parties;

               (b)     any written arrangement concerning a
          partnership or joint venture;

               (c) any written arrangement (or group of related written arrangements) under which Torita has i) created, incurred, assumed, or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $30,000 or
          ii) imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (d)     any written arrangement concerning
          confidentiality or any written arrangement concerning noncompetition;

               (e) any written arrangement not disclosed in the Torita Disclosure Schedule pursuant to any other provision in this Section 5 under which the consequences of a default or termination could have a material adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of Torita;

               (f)     any contract for the employment of any
          officer, individual employee or other person on a full-time, part-time or consulting basis;

               (g) any guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

               (h) any agreement or commitment with respect to the lending or investing of funds to or in other Persons;

               (i)     any license or royalty agreement (other
          than with respect to "off-the-shelf" software purchased for use in the day-to-day operations of Torita);

               (j) any contract for the purchase or sale of products, services or real or personal property other than in the Ordinary Course of Business;

               (k) any lease agreement under which Torita is the lessee of or holds or operates any personal property by another party, except for any lease of such property where the actual annual rental payments do not exceed $50,000;


               (l) any contract or group of related contracts with the same party or group of affiliated parties for the purchase or sale of raw materials, commodities, supplies, products, equipment or other personal property or for the receipt of services under which the undelivered balance of such products and services has a selling price in excess of $50,000;

               (m) any contracts or group of related contracts with the same party or group of affiliated parties for the sale of commodities, supplies, products, or other personal property or for the furnishings of services under which the undelivered balance of such products or services due from Torita has a selling price in excess of $10,000;

               (n) any contract related to the marketing, sale, advertising or promotion of Torita's products;

               (o) any contract with any officer, director, shareholder or other Affiliate;

               (p) any broker, agent, sales representative, sales, distribution or other agreement pursuant to which any party is entitled to a percentage of profits or revenues of Torita or any of its Subsidiaries or is paid on a commission or other basis;

               (q) any contract or agreement prohibiting Torita from freely engaging in any business or competing anywhere in the world; and

               (r) any other written arrangement or group of related written arrangements not entered into in the Ordinary Course of Business.

          5.15 Insurance. Torita has made available to the Company all policies or binders of casualty, liability, worker's compensation, vehicular, or other insurance held by or on behalf of Torita (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $25,000, setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit of any insurer's liability thereunder). Such policies and binders are in full force and effect and to the Knowledge of Torita sufficiently insure against risks and liabilities customary for the businesses in which Torita is engaged. To the Knowledge of Torita, Torita is not in material default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any pending material claim under any such policy or binder in due and timely fashion. There are no material outstanding unpaid claims under any such policy or binder. Torita has not received a notice of cancellation or nonrenewal of any such policy or binder. Torita has no knowledge of any material inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination or material adverse modification of any such insurance. Torita has no knowledge of any act, event or occurrence that could give rise to a claim under any director and officer insurance policy held by or on behalf of Torita.

          5.16 Litigation. Except as set forth in Section 5.16 to the Torita Disclosure Schedule, Torita is not (i) subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) a party or, to the Knowledge of Torita, is not threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of Torita, there exists no basis on which any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against Torita, where such charge, complaint, action, suit, proceeding, hearing or investigation would have a material adverse effect on Torita's business or operations.

          5.17 Employees; Employment Practices: Compensation and Vacations. Torita has not received notice of any non-compliance and, to the Knowledge of Torita, Torita is in compliance with the Fair Labor Standards Act and any similar state, county, local, or foreign legislation, ordinance or regulation. Torita is not currently involved in any Claim, nor, to the Knowledge of Torita, is any Claim threatened, involving an unfair employment practice, wage and hour violation, or occupational safety and health violation under any foreign, federal, provincial, foreign, state, county or local law.

          5.18     Employee Benefit Plans. With respect to the
     Employer Benefit Plan which will be assumed by the Company:

               (a) Neither Torita nor any other corporation or other trade or business that is or has been under common control with Torita (as determined under Section 414(b), (c), (m) or (o) of the Code) has ever maintained, contributed to or incurred any obligation or liability with respect to (i) any "multiemployer plan", as defined in Section 3(37) or 4001(a)(3) or ERISA or Section 414(f) of the Code, or similar provision of the law of any other jurisdiction (either as an employer or a joint employer) or (ii) any other plan covered by Title IV of ERISA or subject to the requirements of Section 412 of the Code, or similar provision of the law of any other jurisdiction, and Torita has no actual or contingent liability under Title IV of ERISA or Section 412 of the Code to any person or entity, including the Pension Benefit Guaranty Corporation, the IRS, any such plan or the participants (or their beneficiaries) in any such plan and there is no basis for any such liability as the result of or after the consummation of the transactions contemplated by this Agreement.

               (b)  Each such Employee Benefit Plan that is
          intended to be qualified under Section 401 of the Code, or similar provision of the law of any other jurisdiction, is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501 of the Code, or similar provision of the law of any other jurisdiction, and all contributions made thereto have been deductible by Torita. A favorable determination letter has been issued by the IRS, or similar foreign governmental entity, with respect to each such plan and trust, which letter includes a determination with respect to the qualification of the plan under the Tax Reform Act of 1986 and subsequent tax legislation, or similar provision of the law of any other jurisdiction (or if such letter has not yet been received, an application has been made to the IRS for such determination within the remedial amendment period so that such letter will have retroactive effect to the effective date of such legislation), and, to the Knowledge of Torita, there are no facts and nothing has occurred that would adversely affect the qualification of such plan.

               (c) Each such Employee Benefit Plan has, in all material respects, been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, which are applicable to such plan and there is no audit, investigation, dispute, arbitration, claim, suit, or grievance, pending or, to the Knowledge of Torita, threatened, involving an Employee Benefit Plan (other than routine claims for benefits), and, to the Knowledge of Torita after due inquiry, there is no basis for such a claim. There have been no "prohibited transactions" (within the meaning of Section 4975 of the Code or Section 406 of ERISA, or similar provision of foreign tax laws) with respect to any Employee Benefit Plan.

               (d) All contributions have been, or prior to the consummation of the Asset Purchase will be, made under, and all obligations to any of the employees or former employees of Torita (including vacation entitlements) have been, or, prior to the consummation of the Asset Purchase will be, satisfied with respect to, each Employee Benefit Plan for all periods up to the consummation of the Asset Purchase, except as set forth in the Financial Statements. Except as set forth on
          Section 5.18 of the Torita Disclosure Schedule, the costs of all such Employee Benefit Plans are fully accrued and reflected in the Financial Statements.

               (e)     Except as otherwise set forth on Section
          5.18 of the Torita Disclosure Schedule, no such Employee Benefit Plan provides for the payment of separation, severance, termination or similar-type benefits to any person or the acceleration of any rights to benefits under any Employee Benefit Plan or obligates Torita to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or any agreement related thereto or as a result of a "change in control" (within the meaning of such term under Section gI of the Code, or similar provisions of foreign tax laws).

          5.19     Compliance with Laws; Certain Operations.
     Torita is in compliance with and has not violated in any way which would have a material adverse effect on the business of Torita and its subsidiaries, taken as a whole, any law, rule or regulation of any foreign, federal, state, provincial, local or foreign government or agency thereof which affects Torita's business, properties, or assets and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by Torita or filed, commenced or threatened against Torita alleging any such violation.

          5.20     Brokers' Fees. Except as described in Section
     5.20 of the Torita Disclosure Schedule, no person or entity has, or will have, as a result of any act or omission by Torita any right, interest, or valid claim against or upon Torita for any commission, fee, or other compensation as a finder or broker, or in any similar capacity, in connection with the consummation of the Asset Purchase or any other transaction contemplated by this Agreement.

          5.21 Labor Discussions and Troubles. There are no strikes or other labor troubles now pending or, to the Knowledge of Torita, threatened against Torita.

          5.22 Notes and Accounts Receivable. All of the notes and accounts receivable of Torita reflected on the Financial Statements or on the books of Torita are actual and bona fide notes and accounts receivable, representing obligations for the total dollar amount thereof that resulted from Torita's Ordinary Course of Business, and there are no Encumbrances on any such notes or accounts receivable. All accounts receivable over 90 days old as of December 31, 2000 are set forth in Section 5.22 of the Torita Disclosure Schedule which shall be updated 10 days prior to closing to the latest date at which such information is available at such time.

          5.23 No Bankruptcy Proceedings. Torita has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of any of them or any of their property or assets, or commenced any action or proceeding under any reorganization arrangement, readjustment of debt, conservation, dissolution or liquidation law or statute or any jurisdiction; and no such action or proceeding has been commenced or threatened against Torita by any creditor, claimant, governmental authority or any other person or entity.

          5.24 Potential Conflicts of Interest. To the Knowledge of Torita, except as set forth on Section 5.24 of the Torita Disclosure Schedule, no officer or director of Torita or any member of the immediate family of any of the foregoing:

               (a) owns, directly or indirectly, any material interest in or is an owner, sole proprietor, shareholder, partner, director, officer, employee, consultant or agent of any person which is a competitor, lessor, lessee, customer or supplier of Torita (except for ownership of shares equaling 5% or less of a class of stock trading on a national or regional stock exchange);

               (b) owns or has an interest in, directly or indirectly, in whole or in part, any material property, patent, trademark, service mark, trade name, copyright, franchise, invention, permit, license or secret or confidential information related to the current activities or the activities currently contemplated by Torita; or

               (c) has any material cause of action whatsoever against, or owes any material amount to, Torita, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Torita Employer Benefit Plans and similar matters.

          5.25 Disclosures. Neither this Section 5 nor the Torita Disclosure Schedule contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact affecting Torita which has not been disclosed to Torita which materially adversely affects or could reasonably be anticipated to materially adversely affect Torita's business, Liabilities, financial condition, operations, future prospects, properties or assets.

          5.26 Recent Events. Except as disclosed in the Torita Disclosure Schedule, between the date of this Agreement and the Closing Date, there will not be any material adverse change in the business relationship of Torita and its Subsidiaries with any material customer or supplier.

          5.27     Investment and Securities Representations.

               (a) Torita is acquiring the Company Common Stock for investment for Torita's own account and not with the view to, or for resale in connection with, any distribution thereof. Torita understands that the Company's Common Stock has not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Torita further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Company Common Stock. Torita understands and acknowledges that the offering of the Company's Common Stock pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act.

               (b) To Torita's Knowledge, neither the Company, nor any person acting on its behalf, offered to sell the Company's Common Stock by means of any form of general solicitation or advertising, such as media advertising or seminars.

               (c) Neither the Company, nor any person acting on its behalf, has made any representation concerning the tax treatment of the Company Common Stock. Torita has consulted and relied solely upon its own tax advisors with respect to all tax matters involved in its investment in the Company's Common Stock.

               (d)Torita acknowledges and agrees that transfer of the Company Common Stock is subject to an appropriate exemption from the Securities Act and that, pending compliance with such provisions, a stop transfer order will be placed on the books of the Company with respect to the Common Stock.

     6.     Representations and Warranties of the Company.

          6.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to carry on its business as currently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

          6.2 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Company hereunder, has been taken or will be taken prior to
     the any applicable closing date.   This Agreement constitutes
     a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

          6.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of any transaction contemplated hereby, except for the following:
     (i) any filings required by the CBCA, (ii) the filing of such documents as may be required under the Securities Act, and
     (iii) the compliance with applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor.

          6.4 Compliance with Other Instruments. The Company is not in violation or default of any provision of its Articles of Incorporation and Bylaws, each as amended and in effect on and as of the Closing Date. The Company is not in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would materially adversely affect the condition (financial or otherwise), business, property, assets or liabilities of the Company or of any provision of any federal, state or local statute, rule or governmental regulation which would materially adversely affect the condition (financial or otherwise), business, property, assets or liabilities of the Company. The execution, delivery and performance of and compliance with this Agreement will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such provision.

          6.5     SEC Filings.

               (a)     The Company has filed all reports,
          registration statements, forms and other documents that it is required to file with the SEC or any exchange on which it is traded or reporting service through which any of its securities are quoted, including without limitation all filings required by the Securities Act, any rules promulgated thereunder, the Exchange Act, and an any rules promulgated thereunder ("the Company SEC Filings"). As of the Closing Date, true and correct copies of all the Company SEC Filings filed since January
          1, 1998 will have been provided to Torita.   None of the
          Company SEC Filings includes any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.


               (b) There has been no material adverse change in any information reported in the most recent report filed by the Company pursuant to the Exchange Act since the effective date of such report.

          6.6 Litigation. The Company's ability to carry out the terms of this Agreement is not subject to any order from any court or other governmental entity affecting the Company. There is no action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any governmental authority or any arbitrator pending or threatened against the Company which would affect the Company's ability to carry out the terms of this Agreement, and there exist no facts to serve as a basis for any assertion or institution of any such proceeding.

          6.7 Bankruptcy. The Company has not made any assignment for the benefit of creditors, filed any petition in bankruptcy, been adjudicated insolvent or bankrupt, petitioned or applied to any tribunal for any receiver, conservator or trustee of any of them or any of their property or assets, or commenced any action or proceeding under any reorganization arrangement, readjustment of debt, conservation, dissolution or liquidation law or statute or any jurisdiction; and no such action or proceeding has been commenced or threatened against the Company by any creditor, claimant, governmental authority or any other person or entity.

          6.8 Disclosures. No representation or warranty of the Company contained in this Agreement and no agreement, document, financial statement or other item or information provided to the Company in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

          6.9 Recent Events. Except as disclosed to Torita in writing prior to the Closing Date, between the date of the most recent financial statements included in the SEC filings and the Closing Date, there has not been any material adverse change in the business relationship of the Company with any material customer or supplier.

          6.10 Brokers. Except for an obligation to compensate Michael T. Fearnow and Focus Tech Investment, no person, or entity has, or will have, as a result of any act or omission by the Company, any right, interest, or valid claim against or upon the Company for any commission, fee, or other compensation as a finder or broker, or in any similar capacity, in connection with the purchase by Torita of the Company Common Stock.

          6.11 Capitalization. The authorized capital stock of the Company consists of 300,000,000 shares of the Company's Common, of which 13,254,033 shares are issued and outstanding, 3,000,000 shares of Class A preferred stock, of which 1,792,267 shares are issued and outstanding, and 2,000,000 shares of Class B preferred stock of which no shares are issued and outstanding. As of February 9, 2001, there do not exist any shares of the Company Common Stock subject to options or warrants, issued by the Company, to purchase the Company Common Stock from the Company.

          6.12     Tax Matters.

               (a) The Company has made available to Torita state, federal, local and foreign tax returns for the years ended December 31, 1999, 1998 and 1997. The recent Company Tax Returns fairly and accurately present the financial conditions and results of operations of the Company and its consolidated subsidiaries as of the respective dates thereof and periods therein referred to. The Company has timely filed (or received an appropriate extension of time to file) all Tax Returns required to be filed by it. The Company has paid all Taxes shown to be due on such Tax Returns or otherwise due and all such Tax Returns were, are, and will be true, correct and complete. The Company has never filed, or been required to file, any Tax Returns as a member of an Affiliated Group, nor does it have any liability for Taxes of any Person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, foreign, or other law) as a transferee or successor by contract or otherwise. No Tax Return described above contains or will contain a disclosure statement under Code Section 6662(d)(2)(B)(ii)(I) or any similar provision of state, local, foreign, or other law. The Company is not a party to, nor has any obligation under, any tax sharing agreement, arrangement, or practice, written or oral, express or implied. The Company has not received notice of any claim made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

               (b) With respect to Taxes owed by the Company and the Company's Tax Returns:

                    (i)     All Tax deficiencies asserted or
               assessed against the Company have been paid or finally settled;

                    (ii)     The Company has made all payments of
               estimated Taxes required to be made under Code
               Section 6655 and any comparable provisions of state, local, foreign or other law;

                    (iii) All amounts that are required to be collected or withheld by the Company in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party have been duly collected or withheld by the Company and have been duly remitted or deposited in accordance with law;

                    (iv) There is no outstanding request by the Company for any extension of time within which to pay any Taxes or file any Tax Returns;

                    (v)     There has been no waiver or extension
               for or on behalf of the Company of any applicable statute of limitations for the assessment or collection of any Taxes;

                    (vi)     There is no pending or threatened
               action, audit, proceeding, or investigation for the assessment or collection of any Taxes of the Company;

                    (vii)     No taxing authority has raised any
               issue with respect to the liability of the Company for any Tax that, by application of similar principles, might result in the issuance of a notice of deficiency or similar notice of intention to assess Taxes by any other taxing authority;

                    (viii) The Company has not taken any action that would have the effect of deferring any liability for Taxes for the Company from any taxable period ending on or before the Closing Date to any subsequent taxable period;

                    (ix)     None of the income recognized for
               federal, state, local, foreign, or other income tax purposes by the Company during the taxable year during which the Closing Date occurs will be derived other than in the Ordinary Course of Business; or will arise from transactions of a type not reflected in the relevant Tax Returns for the taxable period immediately preceding the taxable period in which the Closing Date occurs;

                    (x)     No consent has been filed under Code
               Section 341(f) with respect to the Company;

                    (xi) The Company is not required to include in income any adjustment pursuant to Code Section 481(a) (or any similar provision of law or regulations) by reason of a change in accounting method nor is the IRS or any other taxing authority considering any such change in accounting method;

                    (xii)     The Company has not disposed of any
               property which has been accounted for Tax purposes under the installment method pursuant to Code
               Section 453;

                    (xiii) The Company does not own an interest in any entity that is characterized as a partnership for federal income tax purposes;

                    (xiv)     There are no requests for rulings,
               subpoenas, or requests for information pending with respect to any taxing authority of, against, or concerning the Company;

                    (xv)     Any adjustment of Taxes made by the
               Internal Revenue Service in any examination of the Company, which is required to be reported to state, local, foreign, or other taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid;

                    (xvi) No power of attorney has been granted by the Company which is currently in force, with respect to any matter relating to Taxes; and

                    (xvii) Section 6.13(b)(xvii) of the Company Disclosure Schedule lists all of the jurisdictions in which the Company has filed Tax Returns during the 1999, 1998, and 1997 calendar years. Such jurisdictions were the only jurisdictions in which Torita was required to file Tax Returns.

          6.13     Environmental Compliance.

               (a) There have been no Releases by the Company, or to the Knowledge of the Company, by any other Person at any Properties owned or operated by the Company that is reasonably likely to have a material adverse effect on the Company or its operations.

               (b) To the Knowledge of the Company, there has not been any Release at any facility that has received or treated Hazardous Materials generated by the Company or any predecessor-in-interest.

               (c)     To the Knowledge of the Company, the
          operations of the Company are in full compliance with
          Environmental   Laws, except for such violations which
          are not reasonably likely to have a material adverse effect on the Company or its operations.

               (d) There is no Environmental Claim asserted or, to the knowledge of the Company threatened to be asserted, against the Company or, to the Knowledge of the Company, any predecessor-in-interest, or to the Knowledge of the Company, against any facility which received Hazardous Materials generated by the Company or any predecessor-in-interest.

          6.14 Compliance with Laws; Certain Operations. The Company is in compliance with and has not violated in any way which would have a material adverse effect on the business of the Company, any law, rule or regulation of any foreign, federal, state, provincial, local or foreign government or agency thereof which affects the Company's business, properties, or assets and no notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or filed, commenced or threatened against the Company alleging any such violation.

     7.     Proxy Statement.

               (a) If, following closing (as defined in this Agreement), Torita determines to change the name of the Company, undertake a reverse split of issued and outstanding shares of the Company's common stock, obtain shareholder ratification of this Agreement and the transactions contemplated herein, and/or take any action requiring approval of shareholders of the Company, Torita, shall (i) prepare and file with the United States Securities and Exchange Commission (the "SEC") a Proxy Statement (the "Proxy Statement") which shall (i) satisfy the requirements of Section 14 of the Exchange Act, and
          (ii) satisfy the disclosure obligations of the Company under the CBCA. In such event, Torita shall use reasonable efforts to cause the Proxy Statement to become effective as soon as practicable and distributed to the Company's shareholders in connection with a meeting (the "Company Shareholder Meeting") to be held for any such purpose; provided, however, that any such reverse split shall not have the effect of causing the shareholdings of any Shareholder to be composed of fractional shares or otherwise be subject to being purchased by the Company. (collectively, the "Company Shareholder Actions").

               (b) Torita shall assure that the Proxy Statement is complete, accurate and in compliance with all applicable state and federal securities laws.

               (c) The Company Shareholders Meeting shall be scheduled as soon as possible following the effectiveness of the Proxy Statement, and in no event more than 45 days after the effectiveness of the Proxy Statement. Torita shall assure that the Company sends the Proxy Statement to all of its shareholders of record immediately after the Proxy Statement becomes effective.

     8. Expenses of Transaction. Following execution of this Agreement and no later than at Closing, Torita shall pay the Company a non-refundable payment of $30,000, less $10,000 previously paid by Torita, for legal, accounting, printing, mailing, and related costs of this transaction and for severance payments to certain employees of the Company.

     9.     Indemnification.

               (a) Torita shall indemnify the Company and the Nova Shareholders and every officer, director, and employee of the Company with respect to the Proxy Statement against all Adverse Consequences, including any Adverse Consequences incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Proxy Statement, or any amendment or supplement thereof, incident to such filing or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or omission is made in the Proxy Statement in reliance upon and in conformity with information furnished by Torita about Torita in the Proxy Statement, and shall reimburse the Company, its directors, officers, employees and control Persons for reasonable legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any claim related thereto as incurred.

               (b) The Company Shareholders will indemnify the Company, each of its officers and directors, against all Adverse Consequences, including any Adverse Consequences incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Proxy Statement, or any amendment or supplement thereof, incident to such filing or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or omission is made in the Proxy Statement in reliance upon and in conformity with information furnished by the Shareholders about the Shareholders and shall reimburse the Company, such officers and directors and members for reasonable legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any Claim related thereto as incurred.

               (c) Any Claim made under this Section 9 must be made within the applicable statute of limitations for bringing a claim based upon the definitive Proxy Statement. If the indemnification provided for in this
          Section 9 is held by a court of competent jurisdiction to be unavailable to any of the parties entitled thereto under this Agreement with respect to any Adverse Consequences, then the indemnifying party, in lieu of indemnifying the party otherwise entitled to such indemnification, shall contribute to the amount paid in respect of such Adverse Consequences or payable by such parties in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the party otherwise entitled to such indemnification on the other in connection with the statements or omissions or actions that resulted in Adverse Consequences as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the party otherwise entitled to indemnification shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the party otherwise entitled to such indemnification and the relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission of or by the indemnifying party or the party otherwise entitled to such indemnification.

     10. Closing. Closing of the transactions contemplated by this Agreement (the "Closing") shall occur on a date (the "Closing Date") agreed to by the parties no later than March 31, 2001.


          10.1     Deliveries by the Company.  At Closing, the
     Company shall have prepared and shall deliver to Torita the following:

               (a) A certificate or certificates for that number of shares of Company Common Stock equal to 91.5% of all issued and outstanding shares of Company Common Stock. For purposes of calculating such percentage, all stock so issued to Torita and options, warrants, convertible securities and other documents entitling the holder to purchase or obtain shares of the Company Common Stock shall be deemed to have been exercised as of the Closing Date. When issued, all shares of the Company Common Stock issued to Torita shall be fully paid and non-assessible.

               (b) Elections of all directors designated by Torita and appointment of all officers designated by Torita; and the resignations of all of the Company's officers and directors, except Brian B. Spillane as director.

               (c) A certificate signed by an officer of the Company, confirming that each of the conditions set forth in Sections 12.1 and 12.3 is satisfied.

               (d)     The following corporate documents:

                    (i)     A certified copy of the text of the
               resolutions by which all corporate action on the part of the Company necessary to approve this Agreement were taken; and

                    (ii)     A certificate executed by the
               president of the Company that all the transactions contemplated by this Agreement have been approved by the board of directors and shareholders of the Company in the manner required by the Colorado Business Corporation Act.

               (e) Agreements substantially in the form set forth in Exhibit D, executed by the Company Management pursuant to which each such individual shall agree to sell no more than 10% of his or her issued and outstanding shares of Company Common Stock in any month subsequent to the Closing Date; provided, however, that Milton O. Childers, Mary F. Mernah, James R. Schaff and Brian B. Spillane each shall have the right to sell up to 200,000 shares of Company Common Stock at any time, in addition to the shares which such individuals may sell as set forth in this Section 10.1(e).

          10.2 Delivery by Torita. At Closing, Torita shall have prepared and shall deliver to the Company the following:

                    (a) Warrants (the "Warrants") to purchase that number of shares of the Company Common Stock equal to 1.5% of the issued and outstanding shares of the Company after completion of all transactions contemplated by this Agreement. The Warrants shall be issued to those officers and directors of the Company (the "Company Management") set forth in Exhibit B to this Agreement, in amounts determined and provided in writing to Torita prior to Closing. The Warrants shall be exercisable in whole or in part for a period of 18 months from the date that the Company first files a report with the United States Securities Exchange Commission containing audited financial statements of Torita for the fiscal year ended December 31, 2000; and shall be exercisable for an aggregate price of $30,000.00 (equaling a per warrant exercise price equal to $30,000.00 divided by 1.5% of the shares of the Company Common Stock issued and outstanding upon completion of the Asset Purchase) shall be substantially in the form set forth in Exhibit C; shall contain provisions requiring adjustment of the Purchase Price; and shares of the Company Common Stock obtainable upon exercise on the occurrence of certain events; contain no restrictions on transfer other than those imposed by applicable laws; and shall contain "piggyback" registration rights and, beginning one year after the Closing Date, demand registration rights.

               (b)     A certificate signed by an officer of
          Torita, confirming that each of the conditions set forth in Sections 12.1 and 12.2 is satisfied.



     11.     Pre-Closing Covenants.

          11.1 Affirmative Covenants. Except as expressly contemplated by this Agreement, during the period from the execution of this Agreement to the Closing Date,

               (a) Each party will give any notices to third parties and use its reasonable efforts to obtain any third-party consents or assignments necessary to consummate the transactions contemplated by this Agreement and to obtain any other consents or assignments reasonably requested by the other party in connection with such transactions. Each party will take any additional action necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of third parties.

               (b) Each party will operate its business in all material respects in the Ordinary Course of Business. Each party will use all reasonable efforts to preserve substantially intact its business organizations, and to maintain the rights and franchises that are material to it, retain the services of its officers and maintain its relationships with all material customers and suppliers, lessors and licensors.

               (c) Each party shall maintain and keep all material properties and assets (including the Torita Assets) in as good repair and condition in all material respects as of the date of this Agreement, ordinary wear and tear excepted.

               (d)     Each party shall use all commercially
          reasonable efforts to comply in all material respects with all applicable Laws.

               (e) Each party shall permit representatives of the other party to have full access at all reasonable times, in any manner so as not to interfere with normal business operations to all business operations of the other party, and to all premises, properties, books, records, contracts, tax records, and all other business material documents and shall provide copies of any and all records, contracts, tax records and other material documents reasonably requested by such party.

               (f) Each party shall give prompt written notice to the other party of any material developments affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of such party providing such notice. Each party will give prompt written notice to the other party of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

               (g) Each party shall maintain in confidence and will cause its directors, officers, managers, employees, agents, and advisors, as the case may be, to maintain in confidence any Confidential Information and any other written, oral or other information obtained in confidence from each other or another party in connection with this Agreement or the transactions contemplated hereby unless
          (i) such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary and appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or
          (iii) the furnishing or use of such information is required by legal proceedings or requirements. If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.


          11.2 Negative Covenants of the Parties. Except as expressly contemplated by this Agreement (and with respect to the Company by Section 12.3(i)), from the execution of this Agreement until the Closing Date, neither party shall:

               (a) Take any actions which would cause or would reasonably likely cause a breach of any representation or warranty set forth in this Agreement;

               (b) Sell, lease, license, or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the Ordinary Course of Business consistent with past practice, and
          (iii) as contemplated or permitted by this Agreement;

               (c) Take or agree or commit to take any action that would make any warranty or representation of such party under this Agreement inaccurate in any respect or omit or agree to omit any action necessary to prevent any such warranty or representation from being inaccurate in any respect;

               (d)     Pay, discharge, or satisfy any material
          claims, liabilities, or obligations (whether absolute, accrued, asserted, or unasserted, contingent or otherwise) other than in the Ordinary Course of Business.

               (e) Grant any material Lien with respect to any material assets;

               (f) Take, cause, or permit to take any action which could reasonably be expected to prevent the transactions contemplated by this Agreement from constituting a reorganization within the meaning of
          Section 368(a) of the Internal Revenue Code; or

               (g)     Agree, or commit to do any of the foregoing.

          11.3 Negative Covenants of the Company. Except as expressly contemplated by this Agreement, or otherwise consented to in writing by Torita, from the execution of this Agreement until the Closing Date, the Company will not:

               (a) Adopt or propose any change in its Articles of Incorporation or Bylaws;

               (b) Split, combine, or reclassify any shares of the Company Common Stock, declare, set aside, or pay any dividend or other distribution in respect of its Common Stock, or redeem, repurchase, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities;

               (c) Except for payment of accrued but unpaid salaries, severance, and re-commencement of salaries, adopt any change in executive compensation except in the Ordinary Course of Business or adopt, adjust, or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund, or other arrangement for the benefit and welfare of any director, officer, or employee;

               (d) Offer, sell, issue, or grant, or authorize the offering, sale, issuance or grant, of any shares of Company Common Stock, or other equity interests in, any securities convertible into or exchangeable for any shares of Company Common Stock, or any options, warrants, or rights of any kind to acquire any shares of Company Common Stock;

               (e)     Authorize or permit any of its
          representatives to, directly or indirectly, solicit, encourage or initiate any proposal or offer with respect to (i) a tender or exchange offer, a merger, consolidation or other business combination, or (ii) the acquisition of an equity interest in the Company representing in excess of 50% of the voting rights; or

               (f) Participate in discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek to do any of the foregoing and will notify Torita immediately if any person makes any such proposal, offer, inquiry or contact.

          11.4 Affirmative Covenants of the Company and its Directors. From the date of execution of this Agreement until the Closing Date, the Company and its directors shall take all actions and execute all documents, reasonable and necessary to effectuate the intent of this Agreement and to consummate the transactions contemplated by this Agreement.

          11.5 Public Announcements. Each party will consult with the other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated by this Agreement and, except as may be required by applicable law, will not issue any such press release or make any public statement prior to such consultation.

          11.6 Non-Public Information. From the date of execution of this Agreement, to the Closing Date, neither party, directly or indirectly, will provide any third party any information concerning this Agreement or the transactions contemplated thereby which have not previously been made available to the general public; provided, however, that the provisions of this Section 11.6 shall not apply to the provision of information by a party to its attorneys, accountants, and other similar advisors for purposes of effectuating the transactions contemplated by this Agreement as to the release of information required by the Exchange Act, rules of securities exchanges or bylaws.

          11.7 Reporting Requirements. The Company shall assure compliance with all reporting requirements of the Exchange Act.

     12.     Conditions.

          12.1 Conditions to Obligations of Each Party to Effectuate the Asset Purchase. The respective obligations of each Party to effect the Asset Purchase and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would make consummation of this Agreement illegal;

               (b)     No Party shall have terminated this
          Agreement;

               (c)     No action, suit, or proceeding
          ("Proceeding") shall be pending or threatened before any court or quasi-judicial or administrative agency of any foreign, federal, state, provincial local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (i) prevent consummation of the Asset Purchase, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the Asset Purchase (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

               (d)     The Company shareholders and the Torita
          members shall have approved the Asset Purchase to any extent required by applicable law and governing documents at meetings called for that purpose or by written consent.

               (e) Prior to the Company Shareholder Meeting, both parties shall have satisfactorily completed all due diligence activities and have been satisfied with all facts found in such activities. The Company Shareholder Meeting shall not be conducted until each party shall have provided to the other a certificate in writing, signed by its president, to the effect that the conditions set forth in this subsection (e) have been satisfied.

Any Party may waive any condition, in whole or in part, specified in this Section 12.1 if such Party executes a writing so stating at or prior to the Closing Date.

          12.2 Conditions to Obligation of the Company. The obligations of the Company to effect the Asset Purchase and to consummate the other transactions contemplated hereby and to perform its other obligations hereunder is also subject to satisfaction at or prior to the Closing Date of the following conditions:

               (a) The representations and warranties set forth in Article 5 shall be true and correct in all material respects at and as of the Closing Date;

               (b) Torita shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date;

               (c) Torita shall have procured all of the third party consents and approvals necessary in order that this Agreement and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of any contract or agreement to which Torita is a party or any Encumbrance on any of Torita's assets pursuant to the provisions of any agreement, arrangement or understanding or any license, franchise or permit, in any such case which is material to Torita;

               (d) An officer of Torita shall have delivered to the Company a certificate signed by Torita to the effect that each of the conditions specified above in Section
          12.2(a) through (c) is satisfied in all respects;

               (e) All actions to be taken by Torita in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company and its counsel;

               (f) No court action or proceeding (and to the actual knowledge of Torita, no investigation by a Governmental Body that has a substantial likelihood of leading to an action or proceeding) to restrain or prohibit the transactions contemplated by this Agreement and the agreements related hereto and at the Effective Time, there shall be no Claims, whether or not fully covered by insurance that (i) have a substantial probability of restraining or prohibiting or creating damages in connection with the transactions contemplated by this Agreement and the agreements related thereto, or
          (ii) have a substantial probability of resulting in a material adverse change of business, operations, properties or assets or in the condition, financial or otherwise, of Torita;

               (g) There shall have been no material adverse change, from the Closing Date until the Closing Date, in the Torita Assets or in the business, operations, condition, financial or otherwise, of Torita, and the Company shall have received a certificate to that effect as of the Closing Date and executed by a Manager of Torita and the person primarily responsible for its financial affairs;

               (h) The Company shall not have discovered the existence of any further transaction which materially and adversely differs from any representation or warranty of Torita.

               (i) Torita shall have delivered all documents required by Section 10.2.

The Company may waive any condition, in whole or in part, specified in this Section 12.2 if the Company executes a writing so stating at or prior to the Closing Date.

          12.3     Conditions to Obligation of Torita.   The
     obligations of Torita to effect the Asset Purchase and to consummate the other transactions contemplated hereby and to perform its other obligations hereunder is also subject to satisfaction at or prior to the Closing Date of the following conditions:

               (a) The representations and warranties set forth in Article 6 shall be true and correct in all material respects at and as of the Closing Date;

               (b)     The Company shall have performed and
          complied with all of its respective covenants hereunder in all material respects through the Closing Date;

               (c) The Company shall have procured all of the third party consents and approvals necessary in order that this Agreement and the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of any contract or agreement to which the Company is a party or any Encumbrance on any of the Company's assets pursuant to the provisions of any agreement, arrangement or understanding or any license, franchise or permit, in any such case which is material to the Company;

               (d) The Company shall have delivered to Torita a certificate signed by an officer of the Company to the effect that each of the conditions specified above in Sections 12.3(a) through (c) are satisfied in all respects;

               (e) The Company shall have delivered to Torita all documents required by Section 10.1;

               (f) All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Torita and its counsel;

               (g) No court action or proceeding (and to the actual knowledge of the Company, no investigation by a Governmental Body that has a substantial likelihood of leading to an action or proceeding) shall have been instituted to restrain or prohibit the transactions contemplated by this Agreement and the agreements related hereto and at the Closing Date there shall be no Claims, whether or not fully covered by insurance, that (i) have a substantial probability of restraining or prohibiting or creating damages in connection with the transactions contemplated by this Agreement and the agreements related thereto, or (ii) have a substantial probability of resulting in a material adverse change in business, operations, properties or assets or in the condition, financial or otherwise, of the Company, and Torita shall receive a certificate to that effect dated as of the Closing Date, executed by an officer of the Company;

               (h) No stop order with respect to the trading of the Company Common Stock shall have been issued;

               (i) The Company shall have sold, transferred, or otherwise disposed of all of its assets, or entered into binding agreements to effect such a disposal and shall have paid all of its Liabilities or have placed in a bank account controlled by Torita funds sufficient to pay all such Liabilities.

     13.     This Section is intentionally omitted.

     14.     Post-Closing Covenants.

          14.1 Representations and Warranties. Except as explicitly set forth in this Agreement, all representations and warranties of the parties shall survive until, and terminate as of one year from the Closing Date.

          14.2 Transitional Actions. The Company Management shall use reasonable efforts to assist the new officers and directors of the Company in ensuring an effective transition of management.

          14.3 NASDAQ Listing. As soon as practicable after the Closing Date, the new directors and officers of the Company shall use their best efforts to obtain a listing for the Company Common Stock on the National Association of Securities Dealers Automated Quotation System.

     15.     Termination.

          15.1 This Agreement may be terminated as provided below:

               (a)     The parties hereto may terminate this
          Agreement by written consent of all parties at any time prior to the Closing Date;

               (b) The Company may terminate this Agreement by giving written notice to Torita at any time prior to the Closing Date in the event Torita breaches any material representation, warranty, or covenant contained in this Agreement in any material respect and fails to cure such breach within thirty (30) days of receiving written notice from the Company identifying such breach;

               (c) Torita may terminate this Agreement by giving written notice to the Company at any time prior to the Closing Date in the event the Company is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect and fails to cure such breach within thirty (30) days of receiving written notice from Torita identifying such breach;

               (d) The Company may terminate this Agreement by giving written notice to Torita at any time prior to the Closing Date in the event any of the conditions precedent to Closing set forth in Sections 12.1 or 12.2 hereof are not satisfied on or prior to March 31, 2001, unless the failure results from the Company having breached any representation, warranty or covenant hereunder;

               (e) Torita may terminate this Agreement by giving written notice to the Company at any time prior to the Closing Date in the event any of the conditions precedent to Closing set forth in Sections 12.1 and 12.2 hereof are not satisfied by March 31, 2001, unless the failure results from Torita having breached any representation, warranty or covenant hereunder.

               (f) The Company may terminate this Agreement by giving notice to Torita at any time prior to the Closing Date if it discovers in its due diligence investigation material adverse information about the Torita Assets or business of Torita purchased under this Agreement.

               (g) Torita may terminate this Agreement by giving notice to the Company at any time prior to the Closing Date if it discovers in its due diligence investigation material adverse information about the Company's Assets as business of the Company purchased under this Agreement.

     Any notice of such termination pursuant to this Section 15.1 shall be promptly given by the Party terminating this Agreement to the other Parties in writing. If any party shall terminate this Agreement, all obligations of the parties hereunder shall terminate except for any liability of any party hereunder which is in breach of this Agreement to the other parties hereunder and except that the confidentiality provisions of Section 11.1(g) shall survive the termination of this Agreement.

          15.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except for liability or damages resulting from a willful breach of this Agreement.

          15.3 Costs and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     16. Notices. All notices, requests and other communications to any party hereunder shall be in writing
(including facsimile or similar writing) and shall be given:

          if to Nova, to:

          Brian B. Spillane, President
          Nova Natural Resources Corporation
          P.O. Box 460748
          Glendale, CO 80246-0748

          Facsimile: 303-524-1364

          with a copy to:

          Neil E. Ayervais, Esq.
          LOHF, SHAIMAN JACOBS & HYMAN, P.C.
          950 South Cherry Street
          Suite 900
          Denver, Colorado 80246
          Telecopy: (303) 753-9997

          if to Torita, to:



          with a copy to:



or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     17.     Miscellaneous Provisions.

          17.1.      Amendments; No Waivers.

               (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, in the case of a waiver, by the party against whom the waiver is to be effective

               (b)     No failure or delay by any party in
          exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          17.2. Rules of Construction. Unless the context otherwise requires, as used in this Agreement: (i) all defined terms used herein and not otherwise defined have the meanings assigned to such terms in Section 18 hereto, (ii) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (iii) "or" is not exclusive;
     (iv) "including" means "including, without limitation," (v) words in the singular include the plural and words in the plural include the singular, and (vi) masculine pronouns shall be deemed to include the feminine counterpart and vice versa.

          17.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

          17.4      Governing Law; Specific Performance.

               (a)     The terms of this Agreement shall be
          construed in accordance with and governed by the law of the State of Colorado (without regard to principles of conflict of laws).

               (b) Each of the parties acknowledges and agrees that the parties' respective remedies at law for a breach or threatened breach of any of the provisions of this agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, each party, respectively, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

          17.5     Counterparts; Facsimile Signatures;
     Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and each document related hereto may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart. This Agreement shall become effective when each party hereto shall have received counterparts (or signature pages) hereof signed by all of the other parties hereto.

          17.6 Parties in Interest. No provision of this Agreement, express or implied, is intended to or shall confer upon any other Person, other than the parties hereto and their respective permitted successors and assigns, any right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

          17.7 Severability. If any provisions of this Agreement or the application thereof to either party or set of circumstances shall in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

          17.8 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter of this Agreement.

          18.     Definitions.   For purposes of this Agreement,
     unless the context otherwise clearly requires, the following terms shall have the meanings specified or referred to below:

     "Adverse Consequences" means any occurrence or series of occurrences which, individually or in the aggregate, causes or could reasonably be anticipated to cause, a loss or adverse impact on the party so impacted in an amount of money or damages in excess of $25,000.

     "Affiliate", with respect to any Person, means any Person which controls, is controlled by or is under common control with such Person. Without limiting the foregoing, a Person will be deemed to have control of any entity if such Person owns, directly or indirectly, 30% or more of the outstanding equity interests of such entity (provided that the Company shall at no time be deemed to control, or otherwise be an Affiliate of Torita).

     "Affiliated Group"" means any affiliated group within the meaning of Code Section 1504.

     "Basis"" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Claim"" means any claim, cause of action, investigation, suit or proceeding, whether at law or in equity, or before any governmental department, commission, board, agency or instrumentality, which involves a demand for any judgment or liability.

     "Code"" means the Internal Revenue Service Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of Torita, a Subsidiary of Torita, the Company, respectively, other than any such information that (i) is generally available to or known by the public immediately prior to the time of disclosure, (ii) is available on a non-confidential basis or (iii) has been acquired or developed independent from the Company or Torita.

     "CBCA" means the Colorado Business Corporation Act.

     "Employee Benefit Plans" means any employee benefit plan, policy, arrangement or agreement (including, without limitation, any savings, retirement, fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, employee stock purchase, vacation, sickness or disability, severance or separation, restricted stock plan, policy or arrangement) or employment or consulting contracts or agreements (including without limitation, any "employee benefit plan", as defined in ERISA as applies with foreign law), whether or not subject to ERISA, as applies with foreign law, whether written or oral.

     "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, pledge, security interest, right of first refusal, option or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environmental Claim" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from (i) any assets, properties or businesses of the Company; (ii) from adjoining properties or businesses; or (iii) from any facilities which received Hazardous Materials generated by the Company.

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901 et seq., as amended; the Clean Air At ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; and any other foreign, federal, state, provincial, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Governmental Body" means any:

          (a) nation, state, province, county, city, town, village, district, or other governmental jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);


          (d)     multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether in the United States or any other jurisdiction.

     "Hazardous Materials" means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, but not limited to, corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to, asbestos-containing materials and manufactured products containing Hazardous Materials.

     "Indebtedness" of any Person means all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event, regardless of how classified in accordance with GAAP, shall include (i) all obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, and (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of such seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property.

     "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) Software, data and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, software products, books, programs, websites, domain names, tapes or other projects in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means knowledge that a reasonable person under similar circumstances would have after reasonable investigation and inquiry (including with legal counsel). The phrase "Knowledge of Torita" or "Knowledge of the Company" refers to the Knowledge of their respective officers and directors.


     "Legal Requirement" means any federal, state, provincial, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     "Liability" means any liability (whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes and any Indebtedness.

     "Loss" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, reasonable expenses, and reasonable fees, including all reasonable attorneys' fees and court costs, excluding incidental, consequential or special damages.

     "Order" means any award, decision, injunction, judgment, order, directive, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other
Governmental Body or by any arbitrator.

     "Ordinary Course of Business" means the ordinary course of business of a party consistent with its past custom and practice
(including with respect to quantity, value, amount and frequency).

     "Party" means the Company, Torita, or Nova Shareholders.

     "Person" means any natural person, corporation, limited liability company, partnership, association, venture, trust, estate, foundation, union, syndicate, association, society, firm, company or any other natural or juridical entity of any nature.

     "Proceeding" shall mean any action, suit or proceeding before any court, arbitrator, mediator, Governmental Body or other person or adjudicatory entity.

     "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.


     "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

     "SEC" means the United States Securities and Exchange
Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien.

     "Subsidiaries" means any entity in which a Person is the direct or indirect beneficial or record owner of 30% or more of the outstanding equity interests.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy, fee, impost, charge or duty of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                               NOVA NATURAL RESOURCES CORPORATION


                               By:________________________________
                               Name:     Brian B. Spillane
                               Title:     President and CEO


                               TORITA DONGHAO, LLC


                               By:________________________________
                               Name:     Edward T. S. Chan
                               Title:     CEO